EXHIBIT 99.1

Walker & Dunlop Reports

Third Quarter 2012 Results

THIRD QUARTER 2012 HIGHLIGHTS

•                  Closed acquisition of CWCapital on September 4, 2012; integration on track

•                  Loan originations of $2.2 billion, up 141% over third quarter 2011

•                  Total revenues of $70.1 million, up 110% over third quarter 2011

•                  Servicing portfolio of $33.9 billion at September 30, 2012, up 113% over September 30, 2011

•                  Servicing fees of $13.3 million, up 52% over third quarter 2011

•                  Adjusted net income of $14.3 million or $0.56 per diluted share, up 135% over third quarter 2011

•                  GAAP net income of $7.1 million or $0.28 diluted share, up 17% over the third quarter 2011

Bethesda, MD — November 8, 2012 — Walker & Dunlop, Inc. (NYSE: WD) (the “Company”) announced today exceptional third quarter earnings and dramatic growth in loan originations, revenue and adjusted net income that reflect the growth of Walker & Dunlop and the successful acquisition of CWCapital. Revenues for the third quarter totaled $70.1 million, an increase of 110% from $33.4 million in the third quarter 2011.  The increase in revenues was driven by a 141% increase in loan originations and a 52% increase in servicing fee income. Adjusted net income, which excludes selected expenses(1) relating to the acquisition of CWCapital, increased 135% to $14.3 million, or $0.56 per diluted share, from $6.1 million, or $0.28 per diluted share, for the third quarter 2011.  GAAP net income for the third quarter 2012 improved 17% from the third quarter 2011 to $7.1 million, or $0.28 per diluted share.

“Seventy-five years ago today, Walker & Dunlop was founded by my grandfather and great uncle.  It is a true thrill to be announcing fantastic third quarter results that reflect our firm’s market position and dramatic growth on this monumental anniversary,” stated Willy Walker, Walker & Dunlop’s Chairman, President and Chief Executive Officer. “Walker & Dunlop is now one of the largest commercial real estate finance companies in the United States. The combination of our vastly expanded origination network, along with our growing servicing portfolio, provides Walker & Dunlop with the market presence and financial wherewithal to achieve our goal of becoming the premier commercial real estate finance company in the United States.”

“The acquisition of CWCapital in September is yet another transformative strategic move for our company. Although the third quarter results reflect only one month of the combined entity’s financial performance, the impact from CWCapital has been immediate and profound. We worked tirelessly throughout the summer to begin integrating the two firms, and although not complete, we are well on our way to bringing these two great firms together in a rapid and effective manner.”

“Our third quarter financial performance shows that we are executing on our strategic business plan exceptionally well. We continue to gain scale and market share in our core commercial loan origination business, with loan originations up 141% over the third quarter 2011. Our servicing portfolio has also grown dramatically, now totaling $33.9 billion, up 113% from the third quarter 2011. The growth in originations and servicing income produced a 110% increase in revenues resulting in 135% growth in adjusted net income over the third quarter 2011.”

“After Tuesday’s election, the debate over the future of the GSEs begins again, with a re-elected but new Obama Administration, Treasury Department, Congress, and Senate. We expect GSE reform to be a hot topic of debate, and are hopeful a clear path forward for the GSEs is established during the next Congress. What the election did not change is the significant demand for capital to refinance the trillions of dollars of commercial real estate loans that mature between now and 2018. Walker & Dunlop expects to originate between $6.7 billion and $7.4 billion of commercial mortgages in 2012 and between $8.0 billion and $10.0 billion of commercial mortgages in 2013, making us one of the largest commercial mortgage lenders in the country.  We will use this market position, access to deal flow, and financial expertise to meet the needs of our customers and capitalize on the massive refinancing market opportunity.”

OPERATING RESULTS

LOAN ORIGINATIONS for the third quarter 2012 increased $1.3 billion, or 141%, to $2.2 billion when compared to the third quarter 2011. During the month of September, the newly integrated CWCapital platform contributed approximately $1.0 billion to our third quarter loan originations.   On a standalone basis, Walker & Dunlop’s loan originations grew by $247.0 million, or 27%, over the third quarter 2011.

GAINS FROM MORTGAGE BANKING ACTIVITIES were $53.4 million for the third quarter 2012 compared to $21.6 million for the third quarter 2011, a 148% increase.  Gains from mortgage banking activities are the revenues recognized through the loan origination and sale process (“loan origination fees”), and gains attributable to mortgage servicing rights (“MSRs”).  LOAN ORIGINATION FEES were $27.7 million for the third quarter 2012 compared to $9.7 million for the third quarter 2011, a 187% increase.  MSRs were $25.7 million for the third quarter 2012 compared to $11.9 million for the third quarter 2011, a 116% increase. Gains from mortgage banking activities as a percentage of loan originations were 245 basis points for the third quarter 2012, compared to 238 basis points in the third quarter 2011, a 3% increase, primarily due to the increase in average loan origination fees.

TOTAL EXPENSES were $58.3 million for the third quarter 2012 compared to $23.7 million for the third quarter 2011, an increase of $34.6 million, or 146%.  Personnel expense increased $20.8 million due to commission costs associated with the higher volume of loan originations, new salaries due to the growth of the Company, and the acquisition of CWCapital which included severance expense of $1.1 million.  Total expenses for the third quarter 2012 include $11.7 million of selected expenses attributable to the acquisition of CWCapital, comprised of $7.4 million in amortization of the loan origination pipeline acquired, $2.3 million in legal and banking fees, $1.0 million for transition services paid to the seller, and the aforementioned severance costs. Adjusted total expenses, which excludes selected expenses, were $46.6 million for the third quarter 2012, an increase of 97% from the third quarter of 2011.

ADJUSTED INCOME FROM OPERATIONS, which excludes selected expenses, was $23.5 million for the third quarter 2012, an increase of 144% over the third quarter 2011, resulting in a 34% ADJUSTED OPERATING MARGIN compared to 29% for the same period last year.  GAAP income from operations was $11.8 million for the third quarter 2012, an increase of 22% over the third quarter 2011, resulting in a GAAP operating margin of 17% compared to 29% for the same period last year.

SERVICING PORTFOLIO

The SERVICING PORTFOLIO totaled $33.9 billion at September 30, 2012, a 113% increase from $15.9 billion at September 30, 2011. Walker & Dunlop acquired the right to service $14.5 billion of mortgage loans from CWCapital, with an estimated acquisition date fair value of $130.5 million.

SERVICING FEES were $13.3 million for the third quarter 2012 compared to $8.8 million for the third quarter 2011, a 52% increase.  The increase in servicing fees was due to the organic growth of the servicing portfolio over the past year, as well as one month of servicing fees from the portfolio acquired from CWCapital.

The WEIGHTED AVERAGE SERVICING FEE was 23 basis points at September 30, 2012, compared to 22 basis points at September 30, 2011.

CREDIT QUALITY AND RISK-SHARING OBLIGATIONS

The Company’s AT RISK SERVICING PORTFOLIO, which is comprised of loans subject to a defined risk-sharing formula, was $12.9 billion at September 30, 2012, compared to $7.2 billion at September 30, 2011, a 79% increase.

60+ DAY DELINQUENCIES were $19.1 million, or 0.15% of the at risk servicing portfolio, at September 30, 2012.  No loans in the at risk servicing portfolio were 60+ days delinquent at September 30, 2011.

PROVISION FOR RISK-SHARING OBLIGATIONS for the third quarter 2012 was a recovery of $(0.8) million compared to a charge of $0.9 million in the third quarter 2011, a $1.8 million or 191% decrease. During the third quarter 2012, a previously recognized loss was reversed due to a property being sold at a greater value than anticipated.

The Company had no NET WRITE-OFFS in the third quarter 2012, compared to $0.7 million or 0.01% of the Company’s at risk portfolio in the third quarter 2011.  Write-offs represent the cash settlement of provisions for losses recognized in prior periods.

Credit quality within the Company’s at risk portfolio remains very strong following the acquisition of CWCapital.

YEAR-TO-DATE RESULTS

Due to the CWCapital acquisition, year-to-date results include eight months of standalone Walker & Dunlop earnings and one month of the combined enterprise. Total revenues for the nine months ended September 30, 2012 were $151.2 million compared to $104.8 million for the same period last year, a 44% increase.  The increase in total revenues was largely driven by a 54% increase in loan originations, from $2.7 billion to $4.2 billion, and a 113% increase in the aggregate servicing portfolio, from $15.9 billion to $33.9 billion, since September 30, 2011.

Adjusted total expenses for the nine months ended September 30, 2012, which excludes selected expenses, were $102.1 million, compared to $66.0 million for the same period last year, a 55% increase. Total GAAP expenses for the nine months ended September 30, 2012 were $114.9 million, a 74% increase over the same period last year.  Personnel expense as a percentage of total revenues for the nine months ended September 30, 2012 was 40%, compared to 32% for the same period last year.

Adjusted net income, which excludes selected expenses, increased 26% to $30.0 million, or $1.30 per diluted share, for the nine months ended September 30, 2012, compared to $23.8 million, or $1.10 per diluted share, for the nine months ended September 30, 2011. GAAP net income decreased 7% to $22.2 million for the nine months ended September 30, 2012, or $0.96 per diluted share. Adjusted operating margin, which excludes selected expenses, was 32% for the nine months ended September 30, 2012, compared to 37% for the same period last year.  Our GAAP operating margin was 24% for the nine months ended September 30, 2012, compared to 37% for the same period last year.

(1) Selected expenses include acquisition and integration costs related specifically to the CWCapital acquisition, and amortization of customer contracts acquired from CWCapital.  For details of these selected expenses, and a reconciliation of adjusted net income, adjusted earnings per diluted share, adjusted total expenses, adjusted income from operations, and adjusted operating margin, see “Adjusted Financial Metrics Reconciliation to GAAP” and “Non-GAAP Financial Measures”.

Conference Call Information

The Company will host a conference call to discuss its quarterly results on Thursday, November 8, 2012 at 8:30 a.m. Eastern time. Analysts and investors interested in participating are invited to call (866) 952-1907 from within the United States or (785) 424-1826 from outside the United States and are asked to reference the Conference ID: WDQ312. A simultaneous webcast of the call will be available on the Investor Relations section of the Walker & Dunlop website at http://www.walkerdunlop.com. Presentation materials, related to the conference call, will be posted to the Investor Relations section of the Company’s website prior to the call.

A telephonic replay of the call will also be available from approximately 11:00 a.m. Eastern time November 8, 2012 through November 22, 2012. Please call (800) 695-2533 from the United States or (402) 530-9029 from outside the United States.  An audio replay will also be available on the Investor Relations section of the Company’s website, along with the presentation materials.

About Walker & Dunlop

Through its subsidiary Walker & Dunlop, LLC, Walker & Dunlop, Inc. (NYSE: WD) is one of the leading commercial real estate finance companies in the United States, with a primary focus on multifamily lending. As a Fannie Mae DUS®, Freddie Mac Program Plus® and MAP- and LEAN-approved FHA lender, the Multifamily and FHA Finance groups are focused on lending to property owners, investors, and developers of multifamily properties across the country. The Capital Markets group specializes in financing commercial real estate for owners and investors across the United States, securing capital from large institutions such as life insurance companies, commercial banks, CMBS lenders, pension funds, and specialty finance companies. The Principal Investments group provides institutional advisory, asset management, and investment management services with respect to debt, structured debt and equity, including interim financing. Walker & Dunlop, LLC has over 400 employees located in 21 offices nationwide. More information about the Company can be found at www.walkerdunlop.com.

Non-GAAP Financial Measures

To supplement the financial statements presented in accordance with United States generally accepted accounting principles (GAAP), the Company presents the following non-GAAP financial measures, each of which excludes selected expenses related to the CWCapital acquisition:  adjusted net income, adjusted earnings per diluted share, adjusted total expenses, adjusted income from operations and adjusted operating margin.

These supplemental measures exclude acquisition and integration costs specifically related to the CWCapital acquisition, and amortization of customer contracts and other intangible assets acquired from CWCapital.  The Company believes that these non-GAAP measures facilitate a review of the comparability of the Company’s operating performance on a period-to-period basis because such costs are not, in our view, related to the Company’s ongoing operational performance. We use these non-GAAP measures to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, and for benchmarking performance externally against competitors. Since we find these measures to be useful, we believe that investors benefit from seeing results “through the eyes” of management in addition to seeing GAAP results. We believe that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:

•                                          the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;

•                                          the ability to better identify trends in the Company’s underlying business and perform related trend analyses; and

•                                          a better understanding of how management plans and measures the Company’s underlying business.

These non-GAAP measures are not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies. We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of our performance.

For more information on these non-GAAP financial measures, refer to the section of this press release titled “Adjusted Financial Metrics Reconciliation to GAAP.”

Forward-Looking Statements

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘anticipates,’’ ‘‘believes,’’ ‘‘estimates,’’ ‘‘predicts,’’ or ‘‘potential’’ or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this press release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement.

While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section entitled ‘‘Risk Factors” in our most recent Annual Report on Form 10-K and in our subsequent SEC filings.

Contacts:

Investors:	Media:
Claire Harvey	Susan Weber
Vice President, Investor Relations	Vice President, Marketing
Phone: 301/634-2143	Phone: 301/215-5515
charvey@walkerdunlop.com	sweber@walkerdunlop.com

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

September 30, 2012 and December 31, 2011

(In thousands, except share and per share data)

	September 30,	December 31,
	2012	2011
	(unaudited)
Assets
Cash and cash equivalents	$82,613	$53,817
Restricted cash	6,991	7,164
Pledged securities, at fair value	32,080	18,959
Loans held for sale, at fair value	1,293,320	268,167
Loans held for investment	16,426	—
Servicing fees and other receivables, net	28,443	18,501
Derivative assets	37,986	10,638
Mortgage servicing rights	294,704	137,079
Goodwill	53,401	—
Intangible assets	12,490	1,196
Other assets	20,250	7,075
Total assets	$1,878,704	$522,596

Liabilities and Stockholders’ Equity

Liabilities
Accounts payable and other accrued expenses	$108,941	$76,163
Performance deposits from borrowers	12,188	10,425
Derivative liabilities	17,881	5,223
Guaranty obligation, net of accumulated amortization	20,114	9,921
Allowance for risk-sharing obligations	16,844	14,917
Warehouse notes payable	1,279,947	218,426
Notes payable	83,000	23,869
Total liabilities	$1,538,915	$358,944

Stockholders’ Equity
Stockholders’ equity:
Preferred shares, Authorized 50,000,000, none issued	$—	$—
Common stock, $0.01 par value. Authorized 200,000,000; issued and outstanding 33,449,119 shares in 2012 and 21,748,598 shares in 2011	334	217
Additional paid-in capital	234,981	81,190
Retained earnings	104,474	82,245
Total stockholders’ equity	$339,789	$163,652
Commitments and contingencies
Total liabilities and stockholders’ equity	$1,878,704	$522,596

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(In thousands, except share and per share data)

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2012	2011	2012	2011
Revenues
Gains from mortgage banking activities	$53,400	$21,562	$107,136	$69,678
Servicing fees	13,307	8,757	32,513	24,517
Net warehouse interest income	1,248	1,052	3,259	2,828
Escrow earnings and other interest income	708	342	1,772	1,115
Other	1,463	1,643	6,568	6,621
Total revenues	$70,126	$33,356	$151,248	$104,759

Expenses
Personnel	$32,173	$11,343	$61,177	$33,413
Amortization and depreciation	17,000	6,267	31,002	16,258
Provision for risk-sharing obligations	(848)	937	1,126	3,447
Interest expense on corporate debt	388	180	719	646
Other operating expenses	9,635	4,977	20,843	12,260
Total expenses	$58,348	$23,704	$114,867	$66,024
Income from operations	$11,778	$9,652	$36,381	$38,735
Income tax expense	4,680	3,573	14,152	14,886
Net income	$7,098	$6,079	$22,229	$23,849

Basic earnings per share	$0.28	$0.28	$0.97	$1.10
Diluted earnings per share	$0.28	$0.28	$0.96	$1.10

Basic weighted average shares outstanding	25,091,153	21,629,463	22,881,795	21,614,062
Diluted weighted average shares outstanding	25,443,601	21,782,383	23,101,832	21,727,540

OPERATING DATA

(dollars in thousands)

	For the three months ended		For the nine months ended
(Dollars in thousands)	2012	2011	2012	2011
Origination Data:
Origination Volumes by Investor
Fannie Mae	$1,134,185	$389,884	$2,012,225	$1,248,972
Freddie Mac	552,971	178,787	860,779	443,218
Ginnie Mae - HUD	228,135	57,746	438,056	422,331
Other (1)	265,504	280,250	881,174	609,025
Total	$2,180,795	$906,667	$4,192,234	$2,723,546

Key Metrics (as a percentage of total revenues):
Personnel expenses	46%	34%	40%	32%
Other operating expenses	14%	15%	14%	12%
Total expenses	83%	71%	76%	63%
Operating margin	17%	29%	24%	37%

Key Origination Metrics (as a percentage of origination volume):
Origination related fees	1.27%	1.07%	1.31%	1.19%
Fair value of MSRs created, net	1.18%	1.31%	1.24%	1.37%
Fair value of MSRs created, net as a percentage of GSE and HUD origination volume (2)	1.34%	1.90%	1.57%	1.77%

	As of September 30,
	2012	2011
Servicing Portfolio by Type:
Fannie Mae	$18,452,944	$10,136,692
Freddie Mac	8,422,748	2,715,788
Ginnie Mae - HUD	4,422,182	1,262,989
Other (1)	2,588,688	1,825,330
Total	$33,886,562	$15,940,799

Key Servicing Metrics (end of period):
Weighted-average servicing fee rate	0.23%	0.22%

(1) CMBS, life insurance companies, commercial banks and interim loans. 2012 origination volume includes $29.8 million interim loan volume, which are classified as held for investment while outstanding.

(2) The fair value of the expected net future cash flows associated with the servicing of the loan, net of any guaranty obligation retained, as a percentage of GSE and HUD volume reflects revenue recognized, as a percentage of loan origination volume, on those loans which the Company will record an MSR upon sale of the loan. No MSRs are recorded on “Other” originations or interim loan originations. For the three and nine months ended September 30, 2012, interim loan volume was $13.3 and $29.8 million, respectively.

ADJUSTED FINANCIAL METRICS RECONCILIATION TO GAAP

(in thousands, except share and per	For the three months ended September 30,		For the nine months ended September 30,
share amounts)	2012	2011	2012	2011

Reconciliation of GAAP Net Income and GAAP Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share
GAAP net income	$7,098	$6,079	$22,229	$23,849
Shares (in 000s) (1)	25,444	21,782	23,102	21,728
GAAP diluted earnings per share	$0.28	$0.28	$0.96	$1.10

GAAP net income	$7,098	$6,079	$22,229	$23,849
Adjustments:
Severance costs	$1,058	$—	$1,058	$—
Amortization of intangibles	7,353	—	7,353	—
Transition services agreement	1,000	—	1,000	—
Deal-related expenses (2)	2,334	—	3,338	—
Income tax impact of adjustments	(4,569)		(4,959)	—
Adjusted net income	$14,274	$6,079	$30,019	$23,849
Shares (in 000s) (1)	25,444	21,782	23,102	21,728
Adjusted diluted earnings per share	$0.56	$0.28	$1.30	$1.10

Reconciliation of GAAP Income from Operations and GAAP Operating Margin to Adjusted Income from Operations and Adjusted Operating Margin
GAAP income from operations	$11,778	$9,652	$36,381	$38,735
Total revenues	70,126	33,356	151,248	104,759
GAAP operating margin	17%	29%	24%	37%

GAAP income from operations	$11,778	$9,652	$36,381	$38,735
Adjustments:
Severance costs	$1,058	$—	$1,058	$—
Amortization of intangibles	7,353	—	7,353	—
Transition services agreement	1,000	—	1,000	—
Deal-related expenses (2)	2,334	—	3,338	—
Adjusted income from operations	$23,523	$9,652	$49,130	$38,735
Total revenues	70,126	33,356	151,248	104,759
Adjusted operating margin	34%	29%	32%	37%

Reconciliation of GAAP Total Expenses to Adjusted Total Expenses
GAAP total expenses	$58,348	$23,704	$114,867	$66,024
Adjustments:
Severance costs	$1,058	$—	$1,058	$—
Amortization of intangibles	7,353	—	7,353	—
Transition services agreement	1,000	—	1,000	—
Deal-related expenses (2)	2,334	—	3,338	—
Adjusted total expenses	$46,603	$23,704	$102,118	$66,024

(1): Diluted weighted average shares outstanding.

(2): Includes legal and advisory fees incurred in connection with the transaction.

KEY CREDIT METRICS

(dollars in thousands)

	As of and for the three months ended September 30,		As of and for the nine months ended September 30,
(Dollars in thousands)	2012	2011	2012	2011
Key Credit Metrics
Fannie Mae servicing portfolio:
Fannie Mae Full Risk	$11,096,910	$6,299,110	$11,096,910	$6,299,110
Fannie Mae Modified Risk	4,131,980	2,312,804	4,131,980	2,312,804
Fannie Mae No Risk	3,224,054	1,524,778	3,224,054	1,524,778
Total Fannie Mae	$18,452,944	$10,136,692	$18,452,944	$10,136,692
Freddie Mac servicing portfolio:
Freddie Mac Modified Risk	$69,037	$—	$69,037	$—
Freddie Mac No Risk	8,353,711	2,715,788	8,353,711	2,715,788
Total Freddie Mac	$8,422,748	$2,715,788	$8,422,748	$2,715,788
GNMA/HUD servicing portfolio:
GNMA/HUD Full Risk	$5,018	$—	$5,018	$—
GNMA/HUD No Risk	4,417,164	1,262,989	4,417,164	1,262,989
Total GNMA/HUD	$4,422,182	$1,262,989	$4,422,182	$1,262,989

Interim loans (full risk) servicing portfolio	$16,500	$—	$16,500	$—

Capital markets servicing portfolio	$2,572,188	$1,825,330	$2,572,188	$1,825,330

Total servicing portfolio unpaid principal balance	$33,886,562	$15,940,799	$33,886,562	$15,940,799

At risk servicing portfolio (1)	$12,931,149	$7,242,674	$12,931,149	$7,242,674
60+ Day delinquencies, within at risk portfolio	19,050	—	19,050	—
At risk loan balances associated with allowance for risk-sharing obligations (2)	$153,670	$149,416	$153,670	$149,416

Allowance for risk-sharing obligations:
Beginning balance	$13,629	$13,383	$14,917	$10,873
Provision for risk-sharing obligations	(848)	937	1,126	3,447
Allowance for risk-sharing obligations, CWCapital acquisition	4,063	—	4,063	—
Net write-offs	—	(680)	(3,262)	(680)
Ending balance	$16,844	$13,640	$16,844	$13,640

60+ Day delinquencies as a percentage of the at risk portfolio	0.15%	0.00%	0.15%	0.00%
Provision for risk-sharing as a percentage of the at risk portfolio	-0.01%	0.01%	0.01%	0.05%
Allowance for risk-sharing as a percentage of the at risk portfolio	0.13%	0.19%	0.13%	0.19%
Net write-offs as a percentage of the at risk portfolio	0.00%	0.01%	0.03%	0.01%
Allowance for risk-sharing as a percentage of the specifically identified at risk balances	10.96%	9.13%	10.96%	9.13%

(1)         At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as a small number of Freddie Mac and GNMA/HUD loans on which we share in the risk of loss. Use of the at risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio.

For example, a $15 million loan with 50% risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk-sharing. Accordingly, if the $15 million loan with 50% risk-sharing was to default, the Company would view the overall loss as a percentage of the at risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, all of the Company’s risk-sharing obligations that we have settled have been from full risk-sharing loans.

(2)         There are loans within our servicing portfolio which are greater than 60 days delinquent, for which no allowance has been recorded. We do not anticipate recognizing a loss for these loans upon settlement of our risk-sharing obligation with Fannie Mae because our estimate of the value of the underlying collateral is greater than the unpaid principal balance of the associated loan.